Exhibit 5.1

August 20, 2021

Onconova Therapeutics, Inc.

12 Penns Trail

Newtown, PA 18940

RE:	Onconova Therapeutics, Inc., Registration Statement on Form S-3 (File No. 333-237844)

Ladies and Gentlemen:

We have acted as counsel to Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of the prospectus supplement of the Company dated August 20, 2021, including the accompanying base prospectus dated May 18, 2020 (the “Base Prospectus”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 20, 2021 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus”), relating to the offering and sale by the Company shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $25,000,000, pursuant to that certain Equity Distribution Agreement (the “Equity Distribution Agreement”) dated August 20, 2021, between the Company and Piper Sandler & Co.

In connection with this opinion letter, we have examined (i) the Company’s registration statement on Form S-3 (Reg. No. 333-237844) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act, which was declared effective on May 18, 2020, (ii) the Base Prospectus, (iii) the Equity Distribution Agreement, (iv) the Prospectus, and (v) originals, or copies certified or otherwise identified to our satisfaction, of the Tenth Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and the Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Delaware. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/S/ MORGAN, LEWIS & BOCKIUS LLP

Morgan, Lewis & Bockius LLP

1701 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001